Exhibit 10.56

EFFECTIVE JANUARY 1, 2013

MATTEL, INC.

SUMMARY OF COMPENSATION OF

THE NON-EMPLOYEE MEMBERS OF THE

BOARD OF DIRECTORS

REMUNERATION

Annual Board Retainer:

Non-employee members of the Board (each, a “Director”) receive a cash retainer of $100,000 per year.

•	Retainer payable annually to new and continuing Directors, as of the date of the Annual Meeting of Stockholders.

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The retainer will be pro-rated for a new Director who joins the Board between the date of one Annual Meeting and the date of the next Annual Meeting, based on the number of months (and partial months) the Director serves on the Board prior to the next Annual Meeting, payable as of the date the Director joins the Board.

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New and continuing Directors may elect in advance to receive all or a portion of the annual Board retainer in Mattel common stock pursuant to the Mattel, Inc. 2010 Equity and Long-Term Compensation Plan (the “2010 Plan”), subject to the Insider Trading Policy

•	The number of shares will be calculated based on the fair market value of Mattel common stock on the date of the Annual Meeting.

•	The election will be irrevocable with respect to the year for which it is made.

•	If no elections are made, the Director will receive the entire retainer in cash.

Independent Lead Director (“Lead Director”) Retainer:

The Lead Director receives an additional cash retainer of $30,000 per year.

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Retainer payable annually to the Lead Director, as of the date of the Annual Meeting of Stockholders (or, in the case of a Director who is appointed as Lead Director after an Annual Meeting, as of the date upon which the Director is first appointed as Lead Director).

Committee Chair Retainer:

Mattel, Inc.

Board of Directors – Compensation Summary

Each non-employee Committee Chair receives an additional cash retainer per year:

•	Audit - $20,000

•	Compensation - $20,000

•	Other Committees - $10,000

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Retainer payable annually to new and continuing Committee Chairs, as of the date of the Annual Meeting of Stockholders (or, in the case of a Director who is appointed as a Committee Chair after an Annual Meeting, as of the date upon which the Director is first appointed as a Committee Chair).

Audit Committee Retainer:

Each member of the Audit Committee receives an additional cash retainer of $10,000 per year.

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Retainer payable annually to new and continuing committee members, as of the date of the Annual Meeting of Stockholders (or, in the case of a Director who is appointed to the committee after an Annual Meeting, as of the date upon which the Director is first appointed to the committee).

Annual Equity Grant:

Pursuant to resolutions adopted by the Compensation Committee, upon the date of each Annual Meeting of Stockholders commencing with the 2009 Annual Meeting, each new and continuing Director will be granted restricted stock units with dividend equivalent rights (“RSUs”), with the amount of RSUs determined as follows: each grant will have a dollar value of $120,000 on the date of the grant, and the dollar value will be converted to a number of RSUs by dividing the dollar value by the fair market value of Mattel common stock on the date of grant, with the resulting amount rounded to the nearest number of whole RSUs. The RSUs will vest pro rata on a quarterly basis following the date of grant, but the shares generally will not be delivered until the earlier of the third anniversary of the date of grant or departure from the Board.

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The dollar value of the RSUs will be pro-rated for a new Director who joins the Board between the date of one Annual Meeting and the date of the next Annual meeting, based on the number of months (and partial months) the Director serves on the Board prior to the next Annual Meeting, granted as of the date the Director joins the Board.

DEFERRED COMPENSATION

Pursuant to the terms of the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director Plan”), Directors may elect in advance to defer :

Mattel, Inc.

Board of Directors – Compensation Summary

•	all or part of the following annual retainer fees:

•	Board annual retainer fee

•	Lead Director retainer fee;

•	Chairman of the Board retainer fee;

•	Committee Chair retainer fee;

•	Audit Committee retainer fee; and

•	all of their annual RSU awards.

Elections to defer annual retainer fees and/or equity compensation may be made prior to the end of the calendar year immediately preceding the calendar year in which such annual retainer fees and equity compensation will be paid. Each such election will apply only for the upcoming calendar year and will be irrevocable with respect to the year for which it is made. The number of phantom shares deferred into the Director Plan will be calculated based on the fair market value of Mattel common stock on the date of the Annual Meeting.

New Directors who are elected or appointed to the Board shall be eligible to make elections to defer annual retainer fees and/or equity compensation within 30 days of his or her election or appointment to the Board, subject to the terms of the Director Plan. New Directors, however, may not defer their initial pro-rated retainer fees or equity compensation received upon their election or appointment to the Board.

Retainer fees deferred under the Director Plan may be allocated to a number of investment options that mirror the investment funds available under the Company’s management deferred compensation plan. Retainer fees allocated to the Mattel stock equivalent account must remain in that account until distributed.

RSUs deferred under the Director Plan, and any related dividend equivalent payments, will be credited to a Mattel stock equivalent account and amounts attributable to such RSU deferrals must be paid in the form of Mattel common stock.

At the Director’s advanced election, annual retainer fees and equity compensation deferred with respect to a calendar year (and earnings thereon) may be paid in a lump sum or installments over a period of 10 years commencing after the applicable Director ceases to serve on the Board or achieves a specified age set forth in his or her deferral election (which age cannot exceed 72). If a Director’s plan-year balance is less than $5,000, distribution of such balance will be made in a lump sum. If a Director makes a deferral election with respect to his or her RSU award, the Director will not recognize income upon the vesting in the deferred RSUs.

Mattel, Inc.

Board of Directors – Compensation Summary

STOCK OWNERSHIP

The Board has, as part of its Guidelines on Corporate Governance, adopted a stock ownership requirement for Directors, in which each Director is to achieve a target minimum level of stock ownership, in an amount equal to five times the annual Board retainer, within five years of joining the Board. This requirement is set forth in the Mattel, Inc. Board of Directors Amended and Restated Guidelines on Corporate Governance.

In August 2010, the Board provided then-current Directors until May 1, 2013 to achieve the new 5 times multiple target stock ownership level.

MISCELLANEOUS/OTHER BENEFITS

Expense Reimbursement and Travel:

Mattel will pay all appropriate expenses for Directors’ travel on Board business. In most cases, and based on the Director’s preference, Mattel will handle any travel arrangements, book airline and hotel reservations and cover billings. Directors are permitted to use aircraft leased by Mattel for purposes of travel on Board business. If the Director prefers, Mattel will reimburse appropriate travel expenses for travel on Board business, including ground transportation (such as taxis and airport limousines), first class air travel, the reasonable cost of charter flights, and, if the Director uses a non-Mattel private aircraft to travel on Mattel Board business, the amount reimbursable under applicable Federal Aviation Regulations, which generally would include variable trip-specific costs or direct operating costs of the travel on Mattel Board business, but not fixed costs such as management fees, capital costs or depreciation.

Charitable Gifts:

Directors may recommend that the Mattel children’s foundation make gifts of up to a total of $15,000 each year to one or more non-profit public charities. The foundation also matches up to $5,000 annually for any personal gifts made by the Director.

Liability Insurance/Indemnification:

Directors are provided with liability insurance under a directors, officers and corporate liability insurance policy. Directors are also provided with indemnification in accordance with the Company’s bylaws and Delaware law.

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